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Exhibit 3(ii)

REVISIONS TO BYLAWS

RESOLVED, that the provisions of Section 1, Article VI of the Bylaws are hereby deleted in their entirety and replaced by the following:

ARTICLE VI

Certificates for Shares and Their Transfer

    Section 1. Certificates for Shares of Stock: The certificates for shares of stock of the Corporation shall be numbered, shall be in such form as may be prescribed by the Board of Directors in conformity with law, and shall be entered in the stock books of the Corporation as they are issued, and such entries shall show the name and address of the person, firm, partnership, corporation or association to whom each certificate is issued. Each certificate shall have printed, typed or written thereon the name of the person, firm, partnership, corporation or association to whom it is issued, and number of shares represented thereby and shall be signed by the President or a Vice-President, and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation and sealed with the seal of the Corporation, which seal may be facsimile, engraved or printed. Any or all of the signatures on the certificate may be facsimile. In case any such officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of its issue.

RESOLVED, that, effective May 9, 2000, the provisions of the first paragraph of Section 2, Article III of the Bylaws are hereby deleted in their entirety and replaced by the following:

    Section 2. Number, Tenure and Qualifications: The provisions of Article VI of the Corporation's Articles of Incorporation provide for an indefinite number of directors, not less than seven (7) nor more than twelve (12), and require the exact number of directors to be set forth in the Bylaws. It is specified that the Corporation shall have ten (10) directors. Such number may be increased or decreased from time to time within the above-mentioned limits by amendment of these Bylaws. Each director shall hold office for the term for which he is elected or until his successor shall have been duly elected and qualified; and

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REVISIONS TO BYLAWS
ARTICLE VI
Certificates for Shares and Their Transfer